Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

CERTARA, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, $0.01 par value per share	457	(a)	43,664,168	(1)	$16.80	(2)	$733,558,022.40	(2)	$0.0000927	$68,000.83
Fees Previously Paid	N/A	N/A	N/A		N/A		N/A		N/A			N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A		N/A				N/A				N/A	N/A	N/A	N/A
	Total Offering Amounts						$16.80	(2)	$733,558,022.40	(2)		$68,000.83
	Total Fees Previously Paid											—
	Total Fee Offsets											$0
	Net Fee Due											$68,000.83

(1)	This Registration Statement registers 43,664,168 shares of common stock. This Registration Statement also covers, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, the maximum offering price per share and maximum aggregate offering price are based on the average of the $17.43 (high) and $16.17 (low) sale price of the registrant’s common stock as reported on The Nasdaq Global Select Market on May 12, 2022, which date is within five business days prior to the filing of this Registration Statement.